NEWS RELEASE

GOLDEN QUEEN MINING COMPANY LTD. PROVIDES UPDATE
ON THE SOLEDAD MOUNTAIN PROJECT

November 25, 2014 - Golden Queen Mining Co. Ltd. (the “Company”) (TSX:GQM; OTCQX:GQMNF) provides an update on its Soledad Mountain Project (the “Project”). All amounts are in U.S. dollars and are shown on a 100% basis.

The Company is pleased to report that Project construction is proceeding on schedule.

The Company’s 50%-owned subsidiary, Golden Queen Mining Company, LLC (“GQ California”) has recently negotiated a number of contracts with experienced contractors for four remaining turn-key projects. These include the crushing-screening plant, the stacking and conveying system, the Merrill-Crowe plant and the Phase 1/Stage 1 heap leach pad. The combined contracts represent approximately $43 million of new construction commitments by GQ California. Work on these projects is scheduled to commence in early January. GQ California expects to proceed with the commissioning of its process facilities in the fourth quarter of 2015.

Detailed engineering has been completed and cost estimates are being obtained for the remaining water supply infrastructure for the Project. GQ California’s electrical engineers are doing the detailed design for the site-wide power distribution for the Project and the interconnection with Southern California Edison, the regional utility. Indications are that power will be available towards the end of the second quarter of 2015.

GQ California has selected Komatsu equipment for the mining fleet required for the development of the Project. The Komatsu equipment will be purchased through Road Machinery, LLC, the local authorized Komatsu distributor, which will also provide support services for the equipment. Komatsu Financial will provide GQ California with a $17 million line of credit to finance the equipment. The first piece of earthmoving equipment, a water truck with a capacity of 8,000 gallons, was recently delivered to site. Road Machinery, LLC is developing a facility in Mojave to be able to provide maintenance support for the Project. This is a significant investment for Road Machinery, LLC and a most welcome step forward for Mojave.

GQ California has spent approximately $21 million on Project development and construction to date.

To assist with mine planning, the Company had engaged Mine Development Associates of Reno, Nevada (“MDA”) to review the Project’s geological resource model and related technical information. The review by MDA indicates that vein widths are narrower than previously modeled but that vein continuity is well supported and has excellent predictability, both along strike and down-dip. The results of the review suggest that a reduction in the total estimated resources and reserves should be expected. Further work and analysis is ongoing to assess the effect of these expected reductions in resources and reserves on Project economics. The Company has engaged MDA to prepare an updated resource report pursuant to NI 43-101. In addition, the Company has engaged Kappes, Cassiday & Associates of Reno, Nevada (“KCA”) to update the reserve estimates for the Project based upon current technical information, cost estimates and prices for gold and silver. The updated resource and reserve estimates are expected to be available in early January.

About Golden Queen Mining Co. Ltd:

The Company is developing a gold-silver, open pit, heap leach operation on its fully-permitted 50% owned Soledad Mountain property, located just outside the town of Mojave in Kern County in southern California. The Project will use conventional open pit mining methods and the cyanide heap leach and Merrill-Crowe processes to recover gold and silver from crushed, agglomerated ore.

Technical information in this news release was approved by H. Lutz Klingmann, President, and a Qualified Person as defined under NI 43-101.

For further information regarding this news release please contact:

Lutz Klingmann, President & CEO
Telephone: (604) 921-7570
Email: lklingmann@goldenqueen.com

The Toronto Stock Exchange has not reviewed and does not accept responsibility for the adequacy or accuracy of the content of this press release.

Caution With Respect To Forward-looking Statements: The information in this news release includes certain “forward-looking statements”. All statements in this news release, other than statements of historical fact, including, without limitation, plans for and intentions with respect to construction and other development activities on the Soledad Mountain Project, future mining operations on the Project, expectations and scheduling related to the contracted turn-key projects, projected cost and engineering related to the planned water supply infrastructure project, credit arrangements for the mining fleet and equipment, anticipated timing and results of the MDA review and projected resource and reserve estimates, and other statements, estimates and plans, are forward-looking statements. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. Important factors that could cause actual results to differ materially from statements in this news release regarding our intentions include delays in conducting review work and analysis in connection with preparing resource and reserve estimates, risks of construction and mining such as accidents, equipment breakdowns, non-compliance with environmental and permit requirements, and other risks and uncertainties disclosed in the section entitled “Risk Factors” contained in our Annual Report on Form 10-K for the year ended December 31, 2013 and in our Quarterly reports on Form 10-Q for the periods ended June 30, 2014 and September 30, 2014. Investors are cautioned that forward-looking statements are not guarantees of future performance and, accordingly, should not to put undue reliance on forward-looking statements. Any forward-looking statement made by us in this release is based only on information currently available to us and speaks only as of the date on which it is made.